Exhibit 99.1

PRESS RELEASE

600 East Greenwich Ave.
West Warwick, Rhode Island 02893

For Immediate Release
Contact: Everett V. Pizzuti, CEO November 22, 2011
Joseph P. O’Connell, CFO
Tel: 800-343-4039
www.Astro-MedInc.com

Astro-Med, Inc. Reports Financial Results for the Fiscal Third Quarter;
Directors Declare Regular Cash Dividend

 WEST WARWICK, RI, November 22, 2011 -- Astro-Med, Inc. (NASDAQ:ALOT) reports Net Sales of $19,569,000 and Net Income of $800,000, equal to 11 cents per diluted share for the Third Quarter ended October 29, 2011. For the corresponding period of the prior year, the Company reported Net Sales of $18,329,000 and Net Income of $792,000, equal to 11 cents per diluted share. Net Income in the Third Quarter includes a tax benefit of approximately $113,000, or 2 cents per diluted share, due to a favorable adjustment in the filing of the prior year tax returns. The previous year’s Third Quarter Net Income included a tax benefit of approximately $400,000 or 5 cents per diluted share, due to a favorable resolution of a previously uncertain tax position and a favorable adjustment in the filing of the prior year tax returns.  On a Non-GAAP basis, the Company earned 9 cents per diluted share in the Third Quarter, compared with earnings of 6 cents per diluted share in the Third Quarter of the prior year.

For the nine months ended October 29, 2011, Astro-Med reports Net Sales of $58,764,000 and Net Income of $2,277,000, equal to 31 cents per diluted share. For the corresponding nine-month period last year, the Company reported Net Sales of $53,159,000 and Net Income of $1,545,000, equal to 21 cents per diluted share. Net Income in the current year includes income of $300,000 equal to 4 cents per diluted share, related to the disposition on an insurance policy, as well as a tax benefit of approximately $113,000 or 2 cents per diluted share, from a favorable adjustment in the filing of the prior year tax returns.  The prior year’s Net Income included the effect of favorable tax benefits of approximately $400,000, or 5 cents per diluted share, related to the favorable resolution of a previously uncertain tax position and a favorable adjustment in the filing of the prior year tax returns. On a Non-GAAP basis, Astro-Med has earned 25 cents per diluted share during the current nine-month period of Fiscal Year 2012, compared with earnings of 16 cents per diluted share during the same period of the prior year.

CEO Commentary

Commenting on the results, Everett V. Pizzuti, Astro-Med Inc. President and Chief Executive Officer, said: “I am pleased and encouraged by the continued improvement in Astro-Med’s sales and operating income. Our Third Quarter sales revenue grew 6.8% from the prior year, and once again all three product brands experienced revenue growth over the previous year’s levels. Our Grass Technologies brand of life sciences products reached sales of $4,892,000 in the quarter, reflecting a 12.7% growth rate from the previous year; the QuickLabel Systems brand of color and monochrome label printers and consumables achieved sales of $10,352,000 in the quarter, a 5.1% improvement from last year; and finally, our Test & Measurement brand of data acquisition systems and ruggedized products achieved sales of $4,325,000 in the quarter, a 4.5% increase over the prior year. Both domestic and international sales channels experienced growth, with domestic sales up 5.9% and international sales up 9.0% over the comparable nine-month period of the prior year. Management’s ongoing focus on expense and cost controls has facilitated increased operating yields, reaching a 6.1% return on sales in the quarter, up from the previous year’s 3.9% return.

The Company’s Balance Sheet remains healthy, with an increase in cash and marketable securities to $22 million, improved working capital efficiency with a Days Sales Outstanding at 51 days and Inventory Days at 106, as well as lower capital expenditures investments.

We are cautiously optimistic Astro-Med will sustain its sales growth and improved profitability during the Fourth Quarter of FY2012. Our financial expectations for the current fiscal year are for sales to reach between $78.0 and $79.5 million, and Earnings per Diluted Share to reach between 37 and 39 cents, excluding income of 4 cents per diluted share from the insurance proceeds.”

Astro-Med, Inc. Directors Declare Regular Cash Dividend
 On November 21, 2011, the Directors of Astro-Med, Inc. declared the regular quarterly cash dividend of $0.07 per share, payable on January 3, 2012 to shareholders of record as of December 9, 2011.

Third Quarter Conference Call to be held Wednesday, November 23, 2011
 The Astro-Med, Inc. Third Quarter conference call will be held on Wednesday, November 23, 2011, at 11:00 AM EST (10:00 AM CST).  It will be broadcast in real time on the Internet and will be available through the Investing Section of our website. We invite you to log on and listen in or participate in real time by dialing 1-800-762-8779 and referencing ID number 4484718.

The Astro-Med, Inc. webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

Following the live broadcast, a webcast of the recorded call will be available for ten days at www.Astro-MedInc.com. A telephone replay of the conference call will also be available for seven days by dialing 800-406-7325 with conference ID # 4484718.

Astro-Med, Inc.

Consolidated Statements of Operations
In Thousands Except for Per Share Data
(Unaudited)

	Three-Months Ended		Nine-Months Ended
	October 29, 2011	October 30, 2010	October 29, 2011	October 30, 2010
Net Sales	$19,569	$18,329	$58,764	$53,159
Gross Profit	8,014	7,401	23,416	21,290
	41.0%	40.4%	39.8%	40.0%
Operating Expenses:
Marketing & Selling Research & Development	4,555 1,262	4,232 1,383	13,647 3,917	12,349 3,737
General & Administrative	1,009	1,079	2,884	3,327
	6,826	6,694	20,448	19,413

Operating Income	1,188	707	2,968	1,877
	6.1%	3.9%	5.1%	3.5%

Other (Expense)/Income Net	(69)	24	379	130

Income Before Taxes	1,119	731	3,347	2,007

Income Tax Provision (Benefit)	319	(61)	1,070	462

Net Income	$800	$792	$2,277	$1,545

Net Income Per Share - Basic	$0.11	$0.11	$0.31	$0.21
Net Income Per Share - Diluted	$0.11	$0.11	$0.31	$0.21

Weighted Average Number of Common Shares - Basic	7,340	7,335	7,300	7,277
Weighted Average Number of Common Shares - Diluted	7,421	7,492	7,423	7,488

Dividends Declared Per Common Share	$0.07	$0.07	$0.21	$0.21

Reconciliation of Non-GAAP Adjustments
(Unaudited)

	Three-Months Ended		Nine-Months Ended
	October 29, 2011	October 30, 2010	October 29, 2011	October 30, 2010
GAAP based results: Net Income Per Share - Diluted	$0.11	$0.11	$0.31	$0.21
Non-GAAP adjustments: Favorable adjustment in the filing of prior year tax returns	(0.02)	(0.02)	(0.02)	(0.02)
Disposition of an insurance policy	-	-	(0.04)	-
Favorable resolution of a previously uncertain tax position	-	(0.03)	-	(0.03)
Non-GAAP Net Income Per Share - Diluted	$0.09	$0.06	$0.25	$0.16

Selected Balance Sheet Data
In Thousands
(Unaudited)

	As of October 29, 2011	As of January 31, 2011
Cash & Marketable Securities	$22,032	$20,630
Current Assets	$51,054	$49,700
Total Assets	$66,172	$64,999
Current Liabilities	$7,471	$7,503
Shareholders’ Equity	$55,161	$54,289

About Astro-Med, Inc.
Astro-Med, Inc. is a leading manufacturer of specialty high tech printing systems, electronic medical instrumentation, and test and measurement data acquisition systems. Astro-Med, Inc. products are sold under the brand names Astro-Med®, Grass® Technologies and QuickLabel® Systems, and are employed around the world in a wide range of aerospace, medical, military, industrial, labeling and packaging applications. Astro-Med, Inc. is a member of the Russell Microcap® Index. Additional information is available by visiting www.Astro-MedInc.com.

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include those mentioned in Astro-Med’s FY2011 annual report and its annual and quarterly filings with the Securities and Exchange Commission.

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